November 26, 1997

Dear Fellow Shareholders:

    Nicholas II ended its fiscal year with $994.4 million in total net assets. During the fourth quarter of fiscal year 1997 the fund did reach the $1 billion milestone. This milestone is significant to investors because the assets have grown mainly through appreciation and not new money inflows. This means each shareholder's account has grown in size.

    As of September 30, 1997 the Funds' portfolio consisted of 60 securities and remains essentially, fully invested in equity securities as per our investment philosophy. Performance figures and comparison can be seen in the chart below:

                                              Average Annual Total Return*
                                  --------------------------------------------------------
                                 Nine months ended
                                      9/30/97     1 Year    3 Years    5 Years    10 Years
                                  ---------------------------------------------------------
   Nicholas II
     (Distributions Reinvested)       +31.17%    +34.94%    +26.08%   +19.28%     +13.53%
   NASDAQ OTC Composite
     (Excludes Dividends)             +30.57%    +37.39%    +30.17%   +23.65%     +14.26%
   Russell 2000
     (Dividends Reinvested)           +26.60%    +33.19%    +22.96%   +20.51%     +12.23%

   Consumer Price Index               + 1.32%    + 2.15%    + 2.59%   + 2.70%     + 3.46%
   Ending value of $10,000
     invested in Nicholas II
     (Distributions Reinvested)       $13,117    $13,493    $20,040   $24,141    $35,574

   As can be seen by the above chart the Fund's year-to-date performance is strong on an absolute as well as relative basis when compared to the stock market indices. This performance in general has been driven by selected healthcare, retail, bank and transportation issues. Also small and mid-size companies recently seem to be out performing the large multinational companies.

   Longer term  performance  numbers  also  look good.  The dedication to
quality companies with attractive  valuations  has served the Fund   well
over  the long-term.

   During 1997 the fund lost two long-time and dear holdings. I was sorry to see these high quality companies, which the Fund had owned for over five years, go. In the case of Vivra, a dialysis service provider, the company was purchased for cash by Gambro AB of Sweden. Over a weighted average holding period of roughly 6 years the Fund had owned Vivra, the stock returned 423% or approximately 33% compounded annually. The other company, Keane Inc. an information technology service provider returned 850% or approximately 53% compounded annually over a weighted average holding period of roughly 5.25 years. Keane was sold due to what I considered extreme overvaluation, resulting from the exuberance surrounding their year 2000 computer consulting opportunities. We will continue to look for companies such as these to help our future performance, however, great performers like these are never easy to replace.

   Finally, as I write this letter, the markets seem to be in a state of chaos. The emotions of traders are running wild. We try to remain calm during these times and use the markets irrational ways to find opportunities. The companies represented in Nicholas II are mainly small to mid-sized domestic businesses which are not affected notably by international economics. We therefore feel good about the future prospects for Nicholas II.

                                      Sincerely,


                                  /s/ David O. Nicholas
                                      -----------------
                                      David O. Nicholas
                                      Portfolio Manager


   *Total returns are historical and include change in share price and reinvestment of dividend and capital gain distributions. Past performance is no guarantee of future results. Principal value and return will fluctuate so an investment, when redeemed, may be worth more or less than original cost.


Financial Highlights
(For a share outstanding throughout the year)
---------------------------------------------------------------------
---------------------------------------------------------------------

                                                                    Year Ended September 30,
                                     -------------------------------------------------------------------------------------
                                     1997     1996     1995     1994     1993     1992     1991     1990     1989     1988
                                     ----     ----     ----     ----     ----     ----     ----     ----     ----     ----
NET ASSET VALUE, BEGINNING
 OF YEAR........................... $33.34   $30.07   $26.71   $26.94   $24.53   $23.87   $17.39   $21.76   $18.58   $21.01

   INCOME FROM INVESTMENT
    OPERATIONS:
   Net investment income...........    .08      .10      .24      .21      .21      .23      .26      .36      .29      .36
   Net gains or (losses) on
    securities (realized and
    unrealized)....................  10.47     5.84     5.22     1.23     3.24     1.07     6.70    (3.75)    3.31    (1.15)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
      Total from investment
       operations..................  10.55     5.94     5.46     1.44     3.45     1.30     6.96    (3.39)    3.60     (.79)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   LESS DISTRIBUTIONS:
   Dividends (from net
    investment income).............   (.08)    (.18)    (.21)    (.20)    (.24)    (.24)    (.34)    (.31)    (.34)    (.34)
   Distributions (from capital
    gains).........................  (3.16)   (2.49)   (1.89)   (1.47)    (.80)    (.40)    (.14)    (.67)    (.08)   (1.30)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
      Total distributions            (3.24)   (2.67)   (2.10)   (1.67)   (1.04)    (.64)    (.48)    (.98)    (.42)   (1.64)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

NET ASSET VALUE, END
 OF YEAR........................... $40.65   $33.34   $30.07   $26.71   $26.94   $24.53   $23.87   $17.39   $21.76   $18.58
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

TOTAL RETURN....................... 34.94%   21.35%   22.39%    5.49%   14.19%    5.59%   40.91%  (16.14%)  19.88%   (1.48%)

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of
 year (millions)................... $994.4   $774.8   $682.2   $624.7   $715.8   $646.5   $490.9   $336.5   $422.2   $380.2
Ratio of expenses to average
 net assets........................   .61%     .62%     .66%     .67%     .67%     .66%     .70%     .71%     .74%     .77%
Ratio of net investment income
 to average net assets.............   .23%     .29%     .68%     .72%     .79%    1.01%    1.24%    1.78%    1.43%    1.97%
Portfolio turnover rate............ 30.21%   24.47%   19.63%   17.38%   27.32%   11.47%   12.46%   18.78%    8.22%   18.42%
Average commission rate paid by the
 Fund on portfolio investment
 transactions*.....................$0.0491  $0.0468  $0.0480    --       --       --       --       --       --       --


*Disclosure of this rate is required by the Securities and Exchange Commission on a prospective basis beginning with the Fund's 1996 fiscal year end. The
 Fund has chosen to disclose this rate beginning in fiscal 1995.



     The accompanying notes to financial statements are an integral part of these statements.

---------------------------------------------------------------------
Top Ten Equity Holdings
September 30, 1997 (Unaudited)
---------------------------------------------------------------------
                                                            Percentage of
                                                          Total Net Assets
                                                          ----------------
Health Management Associates, Inc. - Class A ..............     4.64%
Expeditors International of Washington, Inc. ..............     4.16
Mutual Risk Management Ltd. ...............................     3.16
Fiserv, Inc. ..............................................     2.83
General Motors Corporation - Class H ......................     2.79
Elan Corporation, plc .....................................     2.72
Marshall & Ilsley Corporation .............................     2.69
DENTSPLY International Inc. ...............................     2.50
Tootsie Roll Industries, Inc. .............................     2.41
Patterson Dental Company ..................................     2.40
                                                               ------
Total of top ten holdings .................................    30.30%
                                                               ------
                                                               ------
Schedule of Investments
September 30, 1997
---------------------------------------------------------------------
---------------------------------------------------------------------

   Shares or                                            Quoted
   Principal                                            Market
    Amount                                              Value
   ---------                                         ------------
                                                     (Note 1 (a))

  COMMON STOCKS - 97.01%
            Banks and Finance - 9.96%
    409,227 Associated Banc-Corp                       18,440,792
    334,687 Fifth Third Bancorp                        21,880,163
     64,000 First Financial Corporation                 2,180,000
      8,853 First National Bank of Anchorage (The)     20,804,550
    413,287 Litchfield Financial Corporation +          8,988,992
    527,900 Marshall & Ilsley Corporation              26,724,937
                                                    -------------
                                                       99,019,434
                                                    -------------
            Business Services - 11.03%
    535,000 Checkfree Corporation *                    11,301,875
    220,000 Danka Business Systems PLC                  9,790,000
    270,000 ENVOY Corporation *                         7,711,875
    642,500 Fiserv, Inc. *                             28,189,688
    466,062 G&K Services, Inc. - Class A               16,195,654
    554,800 Thermo Instrument Systems Inc. *           23,370,950
    605,000 Viking Office Products, Inc. *             13,158,750
                                                    -------------
                                                      109,718,792
                                                    -------------
            Consumer Products and Services - 5.32%
    144,400 Central Parking Corporation                 6,786,800
    313,850 Newell Co.                                 12,554,000
    593,500 Thermedics Inc. *                          11,202,313
    432,700 ThermoTrex Corporation *                   11,331,331
    351,200 Valspar Corporation (The)                  11,018,900
                                                    -------------
                                                       52,893,344
                                                    -------------
            Food and Beverage - 2.41%
    472,770 Tootsie Roll Industries, Inc.              23,993,078
                                                    -------------

            Health Care Products - 14.02%
    193,000 Amgen Inc. *                                9,251,938
    310,000 BioChem Pharma Inc. *                       9,765,000
    325,000 Biogen, Inc.                               10,542,187
    331,689 Block Drug Company, Inc. - Class A         15,838,150
    443,600 DENTSPLY International Inc.                24,841,600
    541,200 Elan Corporation, plc *                    27,093,825
    376,000 Forest Laboratories, Inc. *                15,839,000
    277,500 Sofamor Danek Group, Inc. *                15,852,187
    242,050 Thermo Cardiosystems Inc. *                 6,686,631
    250,150 Trex Medical Corporation *                  3,736,616
                                                    -------------
                                                      139,447,134
                                                    -------------
            Health Care Services - 17.16%
    351,585 American HomePatient, Inc. *                8,086,455
    184,779 Cardinal Health, Inc.                      13,119,309
    621,000 Emeritus Corporation * +                    9,315,000
    508,750 Health Care and Retirement Corporation * 18,919,141 1,459,993 Health Managememt Associates,
             Inc. - Class A *                          46,172,279
    589,600 Patterson Dental Company *                 23,878,800
    273,750 PhyCor, Inc. *                              7,955,859
    903,750 Quorum Health Group, Inc. *                22,085,391
    511,346 Vencor, Inc. *                             21,093,022
                                                    -------------
                                                      170,625,256
                                                    -------------
            Industrial Products and Services - 3.60%
    606,500 General Cable Corporation                  21,530,750
    500,000 Superior Services, Inc. *                  14,250,000
                                                    -------------
                                                       35,780,750
                                                    -------------
            Insurance - 7.00%
    297,400 Liberty Financial Companies, Inc.          15,613,500
    619,200 Mutual Risk Management Ltd.                31,463,100
    445,000 Protective Life Corporation                22,472,500
                                                    -------------
                                                       69,549,100
                                                    -------------
            Media, Communications
             and Entertainment - 8.07%
    460,000 American Mobile Satellite Corporation *     4,715,000
    420,000 General Motors Corporation - Class H       27,772,500
    655,000 LCI International, Inc. *                  17,439,375
    535,000 PanAmSat Corporation *                     23,071,875
    215,000 Penske Motorsports, Inc. *                  7,215,937
                                                    -------------
                                                       80,214,687
                                                    -------------
            Real Estate - 0.94%
    225,000 Meditrust Corporation, Paired CtF.         9,337,500
                                                    -------------

            Retail Trade - 11.41%
    942,750 Arbor Drugs, Inc.                          21,918,938
    685,000 AutoZone, Inc. *                           20,550,000
    195,000 Circuit City Stores, Inc.-
             CarMax Group *                             3,229,688
    335,000 Circuit City Stores, Inc.-
             Circuit City Group                        13,504,687
     87,343 Consolidated Stores Corporation *           3,657,488
    286,400 Kohl's Corporation *                       20,334,400
  1,006,000 OfficeMax, Inc. *                          15,278,625
    660,000 O'Reilly Automotive, Inc. *                15,015,000
                                                    -------------
                                                      113,488,826
                                                    -------------
            Transportation - 6.09%
    988,000 Expeditors International of
             Washington, Inc.                          41,372,500
    693,892 Heartland Express, Inc. *                  19,168,766
                                                    -------------
                                                       60,541,266
                                                    -------------
              TOTAL COMMON STOCKS
               (cost $503,543,664)                    964,609,167
                                                    -------------

  CONVERTIBLE BOND - 0.63%
  $7,000,000 Emeritus Corporation, +
              6.25%, due January 1, 2006
               (cost $5,980,500)                        6,308,750
                                                     ------------

  SHORT-TERM INVESTMENTS - 2.42%
             Commercial Paper - 1.88%
   3,500,000 Quad/Graphics, Inc.,
              5.70%, due October 3, 1997                3,498,892
   3,000,000 Boston Scientific Corporation,
              5.67%, due October 7, 1997                2,997,165
   1,000,000 Quad/Graphics, Inc.,
              5.70%, due October 8, 1997                  998,892
   2,000,000 American Bankers Insurance Group, Inc.,
              5.73%, due October 9, 1997                1,997,453
   1,500,000 Banta Corporation,
              5.70%, due October 14, 1997               1,496,913
   2,000,000 Hughes Electronics Corporation,
              5.71%, due October 14, 1997               1,995,876
   2,000,000 Harnischfeger Industries, Inc.,
              5.70%, due October 16, 1997               1,995,250
   1,500,000 Harnischfeger Industries, Inc.,
              5.70%, due October 20, 1997               1,495,487
   1,250,000 Manpower Inc.,
              5.72%, due October 22, 1997               1,245,829
   1,000,000 Banta Corporation,
              5.72%, due October 30, 1997                 995,392
                                                     ------------
                                                       18,717,149
                                                     ------------

             Variable Rate Demand Notes - 0.54%
   1,270,000 General Mills, Inc.,
              5.13%, due October 1, 1997                1,270,000
     415,131 Johnson Controls, Inc.,
              5.17%, due October 1, 1997                  415,131
   3,111,509 Warner-Lambert Company,
              5.13%, due October 1, 1997                3,111,509
     507,177 Wisconsin Electric Power Company
              5.19%, due October 1, 1997                  507,177
                                                     ------------
                                                        5,303,817
                                                     ------------

               TOTAL SHORT-TERM
                INVESTMENTS
                (cost $23,971,493)                     24,020,966
                                                     ------------

               TOTAL INVESTMENTS                      994,938,883
                (cost $533,495,657)                  ------------

             LIABILITIES, NET OF CASH
              AND RECEIVABLES - (0.06%)                  (558,258)
                                                     ------------

               TOTAL NET ASSETS (Basis of
                percentages disclosed above)         $994,380,625
                                                     ------------
                                                     ------------



* Nondividend paying security.
+ This company is affiliated with the Fund as defined in Section 2(a)(3) of the Investment Company Act of 1940, in that the Fund holds 5% or more of its outstanding voting securities.



     The accompanying notes to financial statements are an integral part of this schedule.



Statement of Assets and Liabilities
September 30, 1997
---------------------------------------------------------------------
---------------------------------------------------------------------

ASSETS:
   Investments in securities at market value (Note 1 (a)) --
   Nonaffiliated issuers (cost $514,544,910)-see accompanying schedule of investments........    $970,326,141
   Affiliated issuers (cost $18,950,747)-see accompanying schedule of investments (Note 5)...      24,612,742
                                                                                                -------------
          Total investments..................................................................     994,938,883
                                                                                                -------------
   Receivables --
     Dividends and interest receivable.......................................................         463,100
                                                                                                -------------
          Total assets.......................................................................     995,401,983
                                                                                                -------------

LIABILITIES:
   Payables --
     Investment securities purchased.........................................................         432,188
     Management fee (Note 2).................................................................         404,033
     Other payables and accrued expenses.....................................................         185,137
                                                                                                -------------
          Total liabilities..................................................................       1,021,358
                                                                                                -------------
          Total net assets...................................................................    $994,380,625
                                                                                                 ------------
                                                                                                 ------------

NET ASSETS CONSIST OF:
  Fund shares issued and outstanding.........................................................    $403,523,999
  Net unrealized appreciation on investments (Note 3)........................................     461,393,753
  Accumulated undistributed net realized gains on investments................................     127,847,278
  Accumulated undistributed net investment income............................................       1,615,595
                                                                                                 ------------
                                                                                                 $994,380,625
                                                                                                 ------------
                                                                                                 ------------

NET ASSET VALUE PER SHARE ($.01 par value, 200,000,000 shares authorized)
  offering price and redemption price ($994,380,625 ./. 24,462,981 shares
  outstanding)...............................................................................          $40.65
                                                                                                 ------------
                                                                                                 ------------



     The accompanying notes to financial statements are an integral part of this statement.



Statement of Operations
For the Year Ended September 30, 1997
---------------------------------------------------------------------
---------------------------------------------------------------------

INCOME:
   Dividends --
     Nonaffiliated issuers................................................................... $  4,221,089
     Affiliated issuers (Note 5).............................................................       20,664
   Interest.--...............................................................................
     Nonaffiliated issuers...................................................................    2,420,220
     Affiliated issuers (Note 5).............................................................      417,985
                                                                                                 ---------
                                                                                                 7,079,958
                                                                                                 ---------

EXPENSES:
   Management fee (Note 2)...................................................................    4,371,278
   Transfer agent fees.......................................................................      484,169
   Registration fees.........................................................................       52,488
   Postage and mailing fees..................................................................       46,269
   Custodian fees............................................................................       42,317
   Legal fees................................................................................       29,145
   Printing..................................................................................       27,424
   Audit and tax consulting fees.............................................................       22,325
   Telephone.................................................................................       12,110
   Directors' fees...........................................................................       12,000
   Insurance.................................................................................        7,820
   Other operating expenses..................................................................          633

                                                                                              ------------
                                                                                                 5,107,978
                                                                                              ------------
                   Net investment income.....................................................    1,971,980
                                                                                              ------------

NET REALIZED GAINS ON INVESTMENTS (Note 1 (b)):
   Nonaffiliated issuers ....................................................................   57,332,229
   Affiliated issuers (Note 5)...............................................................   77,635,603
                                                                                              ------------
                                                                                               134,967,832
                                                                                              ------------

NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS:......................................  122,983,697
                                                                                              ------------
                   Net gains on investments.. ...............................................  257,951,529
                                                                                              ------------
                   Net increase in net assets resulting from operations...................... $259,923,509
                                                                                              ------------
                                                                                              ------------



     The accompanying notes to financial statements are an integral part of this statement.



Statements of Changes in Net Assets
For the Years Ended September 30, 1997 and 1996
---------------------------------------------------------------------
---------------------------------------------------------------------

                                                                               1997               1996
                                                                           ------------       ------------


OPERATIONS:
  Net investment income.................................................  $  1,971,980       $  2,112,316
  Net realized gains on investments (Note 1 (b))........................   134,967,832         73,968,832
  Net increase in unrealized appreciation on investments................   122,983,697         62,431,510
                                                                           ------------       ------------
          Net increase in net assets resulting from operations..........   259,923,509        138,512,658
                                                                           ------------       ------------

DISTRIBUTIONS TO SHAREHOLDERS:
  Distributions from net investment income
    ($0.0779 and $0.1750 per share, respectively)........................   (1,794,421)        (3,881,013)
  Distributions from net realized gains on investment transactions
    ($3.1621 and $2.4979 per share, respectively)........................  (72,841,242)       (55,403,755)
                                                                           ------------       ------------
          Total distributions............................................  (74,635,663)       (59,284,768)
                                                                           ------------       ------------

CAPITAL SHARE TRANSACTIONS:
  Proceeds from shares issued (1,483,510 and 1,894,643)
    shares, respectively)................................................   51,370,208         60,059,790
  Net asset value of shares issued in distributions from
    net investment income and net realized gains
     (2,289,431 and 1,967,328 shares, respectively).......................   69,507,135        55,675,398
  Cost of shares redeemed (2,545,256 and 3,315,408 shares, respectively). ( 86,539,799)      (102,441,820)
                                                                           ------------       ------------
           Increase in net assets derived from
           capital share transactions....................................   34,337,544         13,293,368
                                                                           ------------       ------------
           Total increase in net assets..................................  219,625,390         92,521,258
                                                                           ------------       ------------

NET ASSETS, at the beginning of the year (including undistributed net
  investment income of $1,438,036 and $3,206,733, respectively)..........  774,755,235        682,233,977
                                                                           ------------       ------------

NET ASSETS, at the end of the year (including undistributed net
  investment income of $1,615,595 and $1,438,036, respectively).......... $994,380,625       $774,755,235
                                                                           ------------       ------------
                                                                           ------------       ------------



     The accompanying notes to financial statements are an integral part of these statements.


Notes to Financial Statements
---------------------------------------------------------------------
---------------------------------------------------------------------

(1) Summary of Significant Accounting Policies --
    Nicholas II, Inc. (the "Fund") is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended. The primary objective of the Fund is capital appreciation in which income is a secondary consideration. To achieve its objective, the Fund invests in a diversified list of common stocks having growth potential. The following is a summary of the significant accounting policies of the Fund.

    (a) Each equity security is valued at the last sale price reported by the principal security exchange on which the issue is traded, or if no sale is reported, the latest bid price. Market values of most debt securities are based on valuations provided by a pricing service, which determinesvaluations for normal, institutional-size trading units of securities using market information, transactions for comparable securities and various other relationships between securities which are generally recognized by institutional traders. Variable rate demand notes are valued at cost which approximates market value. U.S. Treasury Bills and commercial paper are stated at market value with the resultant difference between market value and original purchase price being recorded as interest income. Investment transactions are recorded no later than the first business day after the trade date. Cost amounts, as reported on the schedule of investments and the statement of assets and liabilities, are the same for Federal income tax purposes.

         The Fund currently holds 173,900 shares of Programming and Systems, Inc. ("the Company") common stock which was delisted by NASDAQ after the Securities and Exchange Commission suspended trading. After the company was delisted, an attempt to reorganize and resolve issues facing the Company included a spin-off of a new entity to existing shareholders called FRM Nexus, Inc., of which the Fund received 57,966 common shares. The Board of Directors of the Fund have continued to deem the shares of both companies worthless until additional information including audited financial statements and exchange listing information is released by the companies.

    (b) Net realized gains and losses on common stocks and bonds were computed on the basis of specific certificates.

    (c) Provision has not been made for Federal income taxes or excise taxes since the Fund has elected to be taxed as a "regulated investment company" and intends to distribute substantially all taxable income to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies.

    (d) Dividend income and distributions to shareholders are recorded on the ex-dividend date. Non-cash dividends, if any, are recorded at fair market value on date of distribution.

    (e) The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

(2) Investment Adviser and Management Agreement --
    The Fund has an agreement with Nicholas Company, Inc. (with whom certain officers and directors of the Fund are affiliated) to serve as investment adviser and manager. Under the terms of the agreement, a monthly fee is paid to the investment adviser based on 1/16th of 1% (.75 of 1% on an annual basis) of the average net asset value up to and including $50 million, 1/20th of 1% (.6 of 1% on an annual basis) of the average net asset value over $50 million up to and including $100 million and 1/24th of 1% (.5 of 1% on an annual basis) of the average net asset value in excess of $100 million. Also, the investment adviser may be reimbursed for clerical and administrative services rendered by its personnel. This advisory agreement is subject to an annual review by the Directors of the Fund.

(3) Net Unrealized Appreciation --
    Aggregate gross unrealized appreciation (depreciation) as of September 30, 1997, based on investment cost for Federal tax purposes is as follows:

         Aggregate gross unrealized appreciation on investments.. $471,343,996
         Aggregate gross unrealized depreciation on investments.   ( 9,950,243)
                                                                  ------------
              Net unrealized appreciation ....................... $461,393,753
                                                                  ------------
                                                                  ------------

(4) Investment Transactions --
    For the year ended  September  30, 1997, the  cost  of purchases  and   the
    proceeds  from  sales  of  investment  securities, other  than   short-term
    obligations, aggregated $241,460,001 and $270,699,840, respectively.

(5) Transactions with Affiliates --
    Following is an analysis of fiscal 1997 transactions with "affiliated companies" as defined by the Investment Company Act of 1940:


                                                       Share Activity                                   Amount of
                                          --------------------------------------------   Amount of    Capital Gain
                                                                                         Dividends      Realized
                                            Balance                            Balance   Credited       on Sale
    Security Name                           9/30/96   Purchases     Sales      9/30/97   to Income     of Shares
    -------------                           -------   ---------     -----      -------   ---------    ------------
    Emeritus Corporation (a)............    581,000      40,000       --       621,000   $   --       $   ---
    Keane, Inc (b)......................  1,817,350        --    1,817,350        --         --        77,635,603
    Litchfield Financial Corporation....    413,287        --         --       413,287     20,664         ---
                                                                                         ---------    -----------
                                                                                         $ 20,664     $77,635,603
                                                                                         ---------    -----------
                                                                                         ---------    -----------

(a) In addition to the common stock, the Fund holds 7,000,000 principal (par) value of an Emeritus Corporation convertible debenture at fiscal year end. The Fund earned $417,985 in interest on this bond.
(b) The balance(s) and/or share activity has been adjusted to reflect a stock split/dividend. As of September 30, 1997 the Fund is no longer affiliated with this company.
---------------------------------------------------------------------
Historical Record (Unaudited)
---------------------------------------------------------------------

                                              Net Investment                        Dollar         Growth of
                                  Net            Income         Capital Gain       Weighted        An Initial
                               Asset Value    Distributions     Distributions    Price/Earnings     $10,000
                                Per Share       Per Share         Per Share         Ratio**        Investment***
                               -----------    --------------    -------------    --------------    ----------
October 17, 1983*............    $10.00         $  --              $  --               --           $ 10,000
September 30, 1986...........     16.90          0.1630            0.0610          15.0 times         17,581
September 30, 1987...........     21.01          0.4200            0.5130          20.9               23,108
September 30, 1988...........     18.58          0.3380            1.3030          15.0               22,766
September 30, 1989...........     21.76          0.3350            0.0800          17.1               27,291
September 30, 1990...........     17.39          0.3124            0.6686          14.8               22,888
September 30, 1991...........     23.87          0.3422            0.1434          17.8               32,250
September 30, 1992...........     24.53          0.2447            0.4042          17.3               34,052
September 30, 1993...........     26.94          0.2350            0.8000          18.1               38,885
September 30, 1994...........     26.71          0.2000            1.4700          18.5               41,020
September 30, 1995...........     30.07          0.2056            1.8944          20.8               50,205
September 30, 1996...........     33.34          0.1750            2.4979          28.9               60,922
September 30, 1997...........     40.65          0.0779(a)         3.1621(a)       31.4               82,206

  *Date of Initial Public Offering                            (a) Paid December 31, 1996 to shareholders of
 **Based on latest 12 months accomplished earnings                record December 24, 1996.
***Assuming reinvestment of all distributions

Range in quarter end price/earnings ratios
         High                          Low
------------------------     -------------------------
September 30 1997   31.4     September 30, 1985   11.7


Report of Independent Public Accountants
To the Shareholders and Board of Directors
  of Nicholas II, Inc.:
---------------------------------------------------------------------
---------------------------------------------------------------------

     We have audited the accompanying statement of assets and liabilities of NICHOLAS II, INC. (the "Fund") (a Maryland corporation), including the schedule of investments, as of September 30, 1997, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 1997, by correspondence with the custodian and brokers. As to securities purchased but not received, we requested confirmation from brokers and, when replies were not received, we carried out other alternative auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nicholas II, Inc. as of September 30, 1997, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the periods presented in conformity with generally accepted accounting principles.

                                       ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin,
October 24, 1997.


AUTOMATIC INVESTMENT PLAN - AN UPDATE (UNAUDITED)

The Nicholas Family of Funds' Automatic Investment Plan provides a simple method to dollar cost average into the fund(s) of your choice.

Dollar cost averaging involves making equal systematic investments over an extended time period. A fixed dollar investment will purchase more shares when the market is low and fewer shares when the market is high. The automatic investment plan is an excellent way for you to become a disciplined investor.

The following table illustrates what dollar cost averaging can achieve. Please note that past performance is no guarantee of future results. Nicholas Company recommends dollar cost averaging as a practical investment method. It should be consistently applied for long periods (5-10 years or more) so that investments are made through several market cycles. The table will be updated and appear in future financial reports issued by the Nicholas Family of Funds.

                                                                   Nicholas II
                                                                   ___________
     $1,000 initial investment on                                    10-17-83
     $100 invested on the last day of each month following
          the date of the initial investment (in years)                  14.0
     Total cash invested                                              $17,800
     Total dividends and capital gains distributions reinvested       $16 094
     Total full shares owned 9/30/97                                    1,598
     Total market value on 9/30/97                                    $64,955


The results above assume purchase on the last day of the month. The Nicholas Automatic Investment Plan actually invests on the 20th of each month (or on the alternate date specified by the investor). Total market value includes reinvestment of all distributions.

           NICHOLAS FAMILY OF FUNDS DECEMBER DISTRIBUTION SCHEDULE

FUND                      RECORD DATE     EX-DIVIDEND DATE      PAYMENT DATE
----------------          -----------     ----------------      ------------
NICHOLAS II                 12/24/97          12/26/97            12/31/97
NICHOLAS FUND               12/26/97          12/29/97            12/31/97
NICHOLAS LIMITED EDITION    12/29/97          12/30/97            12/31/97
NICHOLAS EQUITY INCOME      12/29/97          12/30/97            12/31/97
NICHOLAS INCOME             12/29/97          12/30/97            12/31/97

                        Officers and Directors

                          ALBERT O. NICHOLAS
                        President and Director

                           ROBERT H. BOCK
                              Director

                          MELVIN L. SCHULTZ
                              Director

                           RICHARD SEAMAN
                              Director

                          DAVID L. JOHNSON
                      Executive Vice President

                          THOMAS J. SAEGER
               Executive Vice President and Secretary

                          DAVID O. NICHOLAS
                        Senior Vice President

                          LYNN S. NICHOLAS
                        Senior Vice President

                           JEFFREY T. MAY
                Senior Vice President and Treasurer

                          CANDACE L. LESAK
                           Vice President

                           MARK J. GIESE
                      Assistant Vice President

                          KATHLEEN A. EVANS
                      Assistant Vice President

                          TRACY C. EBERLEIN
                      Assistant Vice President

                         Investment Adviser
                        NICHOLAS COMPANY, INC.
                        Milwaukee, Wisconsin
                    414-272-6133 or 800-227-5987

                    Custodian and Transfer Agent
                       FIRSTAR TRUST COMPANY
                       Milwaukee, Wisconsin
                   414-276-0535 or 800-544-6547



        This report is submitted for the information of shareholders of the Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus.